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FURMANITE CORPORATION REPORTS THIRD QUARTER 2013 RESULTS
Revenues increased $23.9 million, or 31.7%, to $99.5 million;
Operating income increased $5.2 million to $4.4 million; Net income of $2.1 million or $0.06 diluted earnings per share

HOUSTON, TEXAS (November 1, 2013) – Furmanite Corporation (NYSE: FRM) today reported results for the three and nine months ended September 30, 2013.

Third Quarter 2013 Results

Revenues for the three months ended September 30, 2013 were $99.5 million, an increase of $23.9 million, or 31.7%, over the $75.6 million reported for the three months ended September 30, 2012. Operating income for the three months ended September 30, 2013 was $4.4 million compared to an operating loss of $0.7 million for the three months ended September 30, 2012, an increase of $5.2 million. Net income for the 2013 third quarter was $2.1 million, or $0.06 per diluted share.

Nine Months Ended September 30, 2013 Results

Revenues for the nine months ended September 30, 2013 were $296.9 million compared with $233.3 million for the nine months ended September 30, 2012, an increase of $63.6 million, or 27.3%. Operating income for the nine months ended September 30, 2013 was $20.1 million, an increase of $16.8 million over the corresponding prior year period of $3.3 million. Net income for the nine months ended September 30, 2013 was $11.4 million, or $0.30 per diluted share.

Foreign currency effects had an unfavorable impact on revenues for both the three and nine months ended September 30, 2013 of approximately $1.2 million and $1.9 million, respectively, however had minimal effect on operating income in the same periods.

Charles R. Cox, Chairman and CEO of Furmanite Corporation said, “We are pleased with the continuing improvement this quarter in our operating results and we remain on track with all key strategic and financial goals. This was also a solid quarter of progress in many other ways, with the continued maturing of our organization to truly work as one global team, further strengthening of our existing service lines and the addition of our new engineering capabilities. ”

Joseph Milliron, Furmanite President and COO, added, “Just ten months into the launch of the 'Orange Way' it has been great to see the speed with which our leadership team has embraced the new structure and culture, which they were a part of creating. While the assimilation of the 'Orange Way' has been more rapid in the Americas, it is apparent that we have just scratched the surface of our potential to both deliver greater value to our customers and through that, seriously drive growth." Mr. Milliron continued, “With increased engagement and full implementation of our 'Orange Way' into the EMEA and APAC regions underway, we look forward to the further positive impact of these operations on our results over the next six to twelve months.”

Mr. Cox concluded, “Although it has only been two months since we added the 900 strong Furmanite Technical Solutions group, we are substantially through the 'acquisition transition' and every day our team is discovering many new synergies and opportunities to better meet our customers' needs. We have certainly experienced a very positive reception for this new service offering thus far!”

Financial Position

As of September 30, 2013, the Company’s cash balance was $31.7 million. The Company’s cash balance, along with the $39.3 million of availability under its credit facility, provides the Company liquidity of $71.0 million.

Earnings Guidance

The Company is increasing its annual revenue guidance for the year to a range of $420 million to $430 million, including the impact of the recently announced purchase of certain assets of ENGlobal’s Gulf Coast operations, and although third quarter and projected full year effective income tax rates are higher than previously estimated, the Company is reiterating its previously issued 2013 earnings guidance, with net income available to common shareholders for the year expected to be in the range of $0.44 to $0.48 per diluted share. The Company expects no incremental effect of the ENGlobal asset acquisition to net income available to common shareholders for 2013 due to the integration costs associated with this transaction.

Conference Call Details

In conjunction with the earnings release, Furmanite Corporation will host a conference call with Charles R. Cox (Chairman and CEO), Joseph E. Milliron (President and COO) and Robert S. Muff (Principal Financial Officer). The call will begin at 10:00 a.m. (Eastern) / 9:00 a.m. (Central) on Friday, November 1, 2013.

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM), founded in 1920, is one of the world’s largest specialty industrial services companies, providing world class solutions to customer needs through more than 80 offices on six continents. The Company delivers a wide portfolio of inspection, mechanical and engineering services which help monitor, maintain, renew and construct the global energy, industrial and municipal infrastructures. Furmanite serves a broad range of industry sectors, including refining, offshore, sub-sea, pipeline, power generation, chemical, petrochemical, pulp and paper, water utilities, automotive, mining, marine and steel manufacturing. World Headquarters and Global Support Operations are located in Houston, Texas; Rotterdam, Netherlands; Kendal, United Kingdom and Melbourne, Australia. For more information, visit www.furmanite.com

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed most recently in this earnings release and the Company's Form 10-K as of December 31, 2012 filed with the Securities and Exchange Commission. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

FURMANITE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012

Revenues	$99,523	$75,579	$296,937	$233,289

Costs and expenses:
Operating costs	71,851	56,253	206,279	166,931
Depreciation and amortization expense	2,724	2,329	8,232	6,318
Selling, general and administrative expense	20,501	17,725	62,277	56,716
Total costs and expenses	95,076	76,307	276,788	229,965

Operating income (loss)	4,447	(728)	20,149	3,324

Interest income and other income (expense), net	(420)	(79)	(272)	(279)

Interest expense	(377)	(230)	(933)	(828)
Income (loss) before income taxes	3,650	(1,037)	18,944	2,217

Income tax expense	(1,530)	(243)	(7,499)	(2,483)

Net income (loss)	$2,120	$(1,280)	$11,445	$(266)

Earnings (loss) per common share - Basic	$0.06	$(0.03)	$0.31	$(0.01)
Earnings (loss) per common share - Diluted	$0.06	$(0.03)	$0.30	$(0.01)

Weighted average number of common and common equivalent shares used in computing earnings (loss) per common share:
Basic	37,431	37,301	37,392	37,253
Diluted	37,715	37,301	37,586	37,253

FURMANITE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	September 30,	December 31,
	2013	2012

Cash	$31,698	$33,185
Trade receivables, net	111,239	77,042
Inventories	37,964	31,711
Other current assets	10,755	15,355
Total current assets	191,656	157,293

Property and equipment, net	52,854	42,243
Other assets	35,006	32,092
Total assets	$279,516	$231,628

Total current liabilities	$61,535	$50,439
Total long-term debt	63,337	39,609
Other liabilities	22,651	22,501
Total stockholders' equity	131,993	119,079
Total liabilities and stockholders' equity	$279,516	$231,628

FURMANITE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	For the Nine Months Ended September 30,
	2013	2012

Net income (loss)	$11,445	$(266)

Depreciation, amortization and other non-cash items	14,418	10,200
Working capital changes	(14,657)	256
Net cash provided by operating activities	11,206	10,190

Capital expenditures	(13,496)	(6,108)
Acquisition of businesses	(16,695)	(11,700)
Proceeds from sale of assets	30	121
Payments on debt	(2,180)	(32,720)
Proceeds from issuance of debt	20,000	39,300
Debt issuance costs	—	(595)
Issuance of common stock	271	537
Effect of exchange rate changes on cash	(623)	177
Decrease in cash and cash equivalents	(1,487)	(798)
Cash and cash equivalents at beginning of period	33,185	34,524
Cash and cash equivalents at end of period	$31,698	$33,726